                                                                    Exhibit 3.12


                             REDEMPTION AGREEMENT
                             --------------------



     THIS REDEMPTION AGREEMENT ("Agreement") is made as of February 25, 1997 by and among Sky Games International, Inc., a Nevada Corporation ("SGII"), Anthony Paul Clements and Rex Fortescue (each, a "Shareholder" and collectively, the "Shareholders") and Sky Games International Ltd., a Bermuda exempted company (the "Company").

                                   RECITALS
                                   --------

     A. The Shareholders own 3,525,000 issued and outstanding shares of common stock, Cdn. $.01 par value per share, of the Company (the "Common Stock") which are held in escrow (the "Escrow" and such stock, the "Escrowed Stock") with the Montreal Trust Company of Canada (the "Escrow Agent") pursuant to the securities laws of British Columbia, Canada and that certain Escrow Agreement dated as of May 27, 1992 by and among the Escrow Agent, the Company and each Shareholder (the "Escrow Agreement").

     B. The Company desires to redeem the Escrowed Stock from the Shareholders and the Shareholders desire to have the Company redeem the Escrowed Stock in accordance with and on the terms and conditions set forth herein.

                                  AGREEMENTS
                                  ----------

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Representations and Warranties. Assuming receipt of the Regulatory Approval (as defined herein) or the release of Escrowed Stock from the Escrow for any reason whatsoever:

          (a) each Shareholder, including, without limitation, SGII, hereby represents and warrants:

               (1) neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will result in a violation of any statute, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award;

               (2) the Shareholder is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Shareholder according to the terms of this Agreement will be a default, or whereby timely performance by the Shareholder according to the terms of this Agreement may be prohibited, prevented or delayed; and

               (3) the Escrowed Stock is owned beneficially and of record by the Shareholder in the amount set forth opposite the Shareholder's name on Exhibit A attached hereto free and clear of all voting trust and other voting arrangements, liens, encumbrances, security interests, transfer restrictions and claims of every nature, other than those obligations arising out of the Escrow Agreement or by the shareholders of SGII set forth on Exhibit B attached hereto with respect to and in the amount of the Escrowed Stock set forth on Exhibit B opposite their name;

               (4) the Common Stock to be acquired by the Shareholders pursuant to this Agreement as part of the Redemption Consideration (as herein defined) is and shall be acquired for such holder's own account, for investment purposes only and not with a present view to, or intention of, distribution or resale thereof in violation of the United States Securities Act of 1933, as amended (the "1933 Act") or any state securities laws and that, irrespective of any other provisions of this Agreement, such Common Stock shall be transferred only in compliance with all applicable federal and state securities laws, including, without limitation, the 1933 Act;

               (5) the shares of Common Stock to be received by the Shareholders hereunder are not registered under the 1933 Act and must be held by the Shareholders until such shares of Common Stock are registered under the 1933 Act or an exemption from such registration is available; the Company shall have no obligation to take any actions that may be necessary to make available any exemption from registration under the 1933 Act; and the Company shall place "stop transfer" restrictions on the party responsible for recording transfers of shares of Common Stock in violation of the foregoing provisions of this paragraph;

               (6) the Shareholder is familiar with Rule 144 adopted by the United States Securities and Exchange Commission (the "SEC") which establishes guidelines governing, among other things, the resale of "restricted securities" (securities, such as shares of Common Stock acquired hereunder); and

               (7) the Shareholder is able to evaluate the risks and merits of the transaction contemplated by this Agreement and of making an informed decision with respect thereto and has had an opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and to consult with legal counsel regarding this Agreement;

          (b)  SGII hereby represents and warrants to the Company as follows:

               (1) SGII is a corporation duly organized, existing and in good standing, under the laws of the State of Nevada;

               (2) all corporate action necessary to authorize the execution and delivery of this Agreement by SGII, and the consummation of the transactions contemplated hereby, has been taken; and

               (3) neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, will conflict with or result in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or the By-laws of SGII; and

          (c) the Company represents and warrants to the Shareholders as follows:

               (1) the Company is a corporation duly organized and existing under and in compliance with the corporate laws of Bermuda;

               (2) all corporate action necessary to authorize the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, has been taken;

               (3) neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, will conflict with or result in the breach of any of the terms, conditions or provisions of the Memorandum of Continuance or the Bye-laws of the Company, or, to the Company's knowledge, result in a violation of any statute, administrative regulation, order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award;

               (4) the Company is not a party to any material unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by the Company according to the terms of this Agreement may be prohibited, prevented or delayed; and

               (5) all shares of Common Stock issued as the Redemption Consideration (as defined herein) pursuant to the terms of this Agreement shall be duly and validly issued and fully paid and nonassessable.

     2. Redemption, Issuance and Cancellation. On the terms and subject to the conditions contained in this Agreement, including, without limitation, receipt of the Regulatory Approval, the Shareholders agree to sell the Escrowed Stock to the Company, and the Company agrees to purchase the Escrowed Stock of each Shareholder by issuing to each Shareholder, as directed by each Shareholder, one
(1) share of the Common Stock for every three (3) shares of Escrowed Stock redeemed as set forth on Exhibit A attached hereto (the "Redemption Consideration"). Upon redemption, the Company shall cancel the Escrowed Stock.

     3. Time and Place of Closings. The consummation of the transactions described in paragraph 2 hereof (the "Closing") shall be deemed to have occurred at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 at 10:00 a.m., local time, on the date hereof (the "Initial Closing") and thereafter on the date which is five (5) business days following the date of the Regulatory Approval or the date of each release of Escrowed Stock, in whole or in part, from the Escrow for any reason whatsoever (each, a "Closing Date").

     4. Conditions Precedent to Closing Deliveries. The obligation of each of the Shareholders to make the deliveries set forth in Section 5 is subject to the fulfillment of the following conditions on the Closing Date:

          (a) the parties shall have received the approval of the Superintendent of Brokers appointed under the British Columbia Securities Act, S.B.C. 1985, c. 83, to the transactions contemplated hereby in form and substance reasonably satisfactory to the parties (the "Regulatory Approval"); or

          (b) Escrowed Shares shall have been released, in whole or in part, from the Escrow, for any reason whatsoever (including, without limitation, termination of the Escrow).

     5. Closing Deliveries. To effectuate the transactions contemplated hereby:

          (a) SGII shall deliver to the Company at the Initial Closing a certified copy of the resolutions of SGII's board of directors, authorizing the execution and performance of this Agreement and all documents to be delivered in connection with this Agreement; and

          (b) the Shareholders, including SGII, shall deliver to the Company at each Closing all of the following:

               (1) an assignment separate from certificate, duly executed in blank, for the Escrowed Stock as to which Regulatory Approval has been received or which has been released from the Escrow for any other reason whatsoever and, certificates representing such Escrowed Stock; and

               (2) a certificate duly executed by each Shareholder pursuant to which the Shareholder represents and warrants to the Company that the Shareholder's representations and warranties to the Company are true and correct as of the Closing Date as if then originally made and that all documents to be executed and delivered by the Shareholder at the Closing have been duly executed; and

          (c) the Company shall deliver at Initial Closing to the Shareholders all of the following:

               (1) a certified copy of resolutions of the Company's board of directors, authorizing the execution and performance of this Agreement and all documents to be delivered in connection with this Agreement; and

               (2) the Redemption Consideration as set forth on Exhibit A attached hereto; provided, however, the Company acknowledges that it is hereby instructed by SGII to issue the number of shares of Common Stock which constitutes part of SGII's Redemption Consideration to the parties and in the amounts set forth on Exhibit B attached hereto and SGII hereby agrees that it shall be responsible for the compliance by such parties with SGII's and their obligations hereunder, including, without limitation, the obligations set forth under Section 6(b);

          (d) in the event the Escrowed Shares are cancelled prior to release from the Escrow, the Shareholders, including SGII, shall deliver to the Company a general release of the Company from all claims in connection with the Escrowed Stock, except for obligations of the Company under this Agreement; and

          (e) the parties shall execute and deliver at any Closing, or any time thereafter, such further documents, and shall perform such further acts, as may be necessary or desirable to effectuate the transactions contemplated by this Agreement.

     6.   Piggyback Registration.

          (a) If, at any time or times, prior to the second anniversary of the date of this Agreement the Company determines to file with the SEC a registration statement covering any shares of Common Stock to be issued or sold by the Company (other than shares of Common Stock which are issuable in an offering (i) to directors and employees of the Company or its subsidiaries pursuant to an employee stock option, bonus or other employee benefit plan, or (ii) in connection with the acquisition of another company's asset or business by the Company or any of its subsidiaries or the formation of a joint venture) (a "Piggyback Event"), the Company shall notify each Shareholder in writing of the proposed registration statement, such notification to describe in detail the proposed registration (including those jurisdictions where registration is required under federal and/or state securities laws). If one or more Shareholders or parties set forth on Exhibit B attached hereto (individually, a "Piggyback Seller" and collectively, the "Piggyback Sellers") requests the Company in writing, within ten (10) days of the receipt of such notification from the Company, to include in such registration statement all, and not less than all, of such Piggyback Seller's shares of Common Stock constituting part of the Redemption Consideration (the "Registrable Shares") then, subject to the remaining provisions hereof, the Company will use reasonable efforts to include those shares in the registration statement. Each such request by a Piggyback Seller shall specify the number of Registrable Shares intended to be offered and sold by each such Piggyback Seller, shall express each such Piggyback Seller's present intent to offer such Registrable Shares for distribution, shall, if the Company has not arranged for a plan of distribution or other marketing arrangements for such distribution, describe the nature or method of the proposed offer and sale thereof and shall contain the undertaking of each such Piggyback Seller to provide all such information and materials and take all such action as may be requested in order to permit the Company to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of such registration statement. The Company, at its sole option, may elect not to proceed with the registration statement which is the subject of such notice. The obligations of the Company under this Section 6(a) are subject to the limitations, conditions and qualifications set forth in Section 6(b).

          (b) The obligation of the Company to use its reasonable efforts to cause Registrable Shares to be registered under the 1933 Act, pursuant to
     Section 6(a) are subject to each of the following limitations, conditions and qualifications:

                   (1) the Company shall be entitled to reduce the number of Registrable Shares of any Piggyback Seller to be included in such registration if the managing underwriter(s) of a proposed public offering of the Company's securities advises the Company that, in its opinion, (or, if the offering is not underwritten, upon the Company's reasonable determination that) inclusion of all of such Piggyback Seller's requested Registrable Shares would adversely affect the public offering of securities being sold by the Company;

                   (2) provided that the Company has not arranged for a plan of distribution and other marketing arrangements for such registration, it shall be a condition of the right of a Piggyback Seller to participate that it shall have arranged for a plan of distribution of its Registrable Shares which are to be registered which is reasonably acceptable to the Company and made all pertinent marketing arrangements for such Registrable Shares;

                   (3) all expenses incurred in connection with any registration or qualification pursuant to Section 6(a), including, without limitation, all SEC registration fees, state securities filing fees, printing expenses (excluding the printing of any agreements, memoranda or other documents pertaining solely to the sale of Registrable Shares by Piggyback Sellers) shall, subject to requirements of any applicable regulatory agency, be borne by the Company, and each participating Piggyback Seller shall bear the fees and disbursements of its own legal counsel, underwriting or brokerage discounts and commissions, and transfer taxes, on the sale of its Registrable Shares;

                   (4) the Company may require, as a condition to fulfilling its obligations under the registration provisions of Section 6(a) of this Agreement, receipt of executed customary indemnification agreements in form reasonably satisfactory to the Company from the Piggyback Sellers whose Registrable Shares are to be registered.

                   (5) each participating Piggyback Seller, upon receipt of any notice from the Company that any prospectus relating to Registrable Stock contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, will immediately discontinue disposition of Registrable Stock until such Piggyback Seller's receipt of copies of a supplemented or amended prospectus or until such Piggyback Seller is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, such Piggyback Seller will, or will request the managing underwriter or underwriters (if any) to, deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice; and

                   (6) each Piggyback Seller agrees (A) to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Piggyback Seller to the Company or of the occurrence of any event, in either case, as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Piggyback Seller or omits or would omit to state any material fact regarding such Piggyback Seller required to be stated therein or necessary to make the statements therein not misleading, and (B) promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Piggyback Seller, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be binding on them and on their respective legal representatives, successors and assigns. Each exhibit to this Agreement is incorporated herein by reference. Any amendments to this Agreement, and any alternative or supplementary provision, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     8. Non-Waiver. Neither the failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred in this Agreement, nor the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, and all of such terms, covenants, conditions, rights or privileges shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Any provision of this Agreement may be waived by the party for whose benefit it is made, but no waiver shall be effective unless it is in writing and signed by an authorized representative or agent of the waiving party.

     9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute but one instrument.

     10. Severability. The invalidity of any provision of this Agreement or a portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     11. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois.

                               *   *   *   *   *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              SKY GAMES INTERNATIONAL LTD.

                              By:  /s/ Malcolm P. Burke
                                   --------------------------
                              Its: President
                                   --------------------------



                              SKY GAMES INTERNATIONAL, INC.



                              By:
                                   --------------------------
                              Its:
                                   --------------------------


                              /s/ Anthony Paul Clements
                              -------------------------------
                              Anthony Paul Clements


                              /s/ Rex Fortescue
                              -------------------------------
                              Rex Fortescue

                                   Exhibit A
                                   ---------

                           Escrowed Stock Ownership
                           ------------------------

                                                           No. of shares of
Shareholder                    No. of Escrowed Shares  Redemption Consideration
-----------                    ----------------------  ------------------------
Sky Games International, Inc.          2,000,000                  666,667

Anthony Paul Clements                  1,000,000                  333,333

Dr. Rex Fortescue                        525,000                  175,000
                                       ---------                ---------

  Total                                3,525,000                1,175,000


                                   Exhibit B
                                   ---------

                  Recipients of SGII Redemption Consideration
                  -------------------------------------------

                                                          No. of shares of SGII
Party                                                   Redemption Consideration
-----                                                   ------------------------
Kenneth Brookhart                                                 21,733
David Ziemer                                                      16,533
John Gyarfas                                                       6,400
Shannon Bybee                                                      6,133
G.F. Rand Plass, Jr.                                               6,133
John and Mary LeCours                                              3,067
James Dunaway                                                      3,067
George Fuhrmann                                                    2,467
Bob Brown                                                          2,467
Theresa and Larry Lightfoot                                        1,867
Pat and Marge Burge                                                1,200
Annette and Wayne West                                             1,200
Marlene Splaine                                                    1,200
Florence Ziemer                                                    1,200
John Ermatinger                                                    1,200
Baby E. Johnson                                                    1,200
Carl V. Massegee                                                     867
David Lund                                                           600
Katie and Marty Allen                                                533
Kimberly L. Sweningson                                               467
Johnny Jay                                                           400
Ken Williams                                                         333
Steve Rossi                                                          267
SGII                                                             586,133
                                                                 -------
 Total                                                           666,667

                                      10